EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
March 4, 2004	Barbara B. Forbes
Director of Investor Relations
713-374-4870

NUEVO ENERGY REPORTS A 95% INCREASE IN INCOME FROM CONTINUING OPERATIONS FOR
THE FOURTH QUARTER 2003

HOUSTON – Nuevo Energy Company (NYSE: NEV) today reported income from continuing operations for the fourth quarter 2003 of $8.4 million, or $0.42 per diluted share versus $4.3 million, or $0.22 per diluted share in the year ago period. The 95% year-to-year increase in income from continuing operations reflects higher realized commodity prices and lower interest expense. Net income was $8.4 million, or $0.42 per diluted share in the fourth quarter 2003, compared to a net loss of $11.9 million, or ($0.62) per diluted share in the fourth quarter 2002. Net income included an insignificant loss from discontinued operations in the fourth quarter 2003 versus a loss of $16.2 million in the year ago period. Net cash provided by operating activities was $35.5 million in the fourth quarter 2003 compared to $55.2 million in the same period in 2002. Discretionary cash flow, a non-GAAP financial measure, was $33.7 million in the fourth quarter 2003 compared to $36.9 million in the fourth quarter 2002.

For the year 2003, Nuevo reported a 61% increase in income from continuing operations to $37.1 million, or $1.89 per diluted share, compared to $23.1 million, or $1.30 per diluted share in the year ago period primarily due to higher crude oil and natural gas production and prices. Net income of $51.5 million, or $2.62 per diluted share compared to $12.3 million, or $0.69 per diluted share in 2002. Net income included income from discontinued operations of $5.9 million and a cumulative effect of a change in accounting principle of $8.5 million in 2003 versus a loss from discontinued operations of $10.8 million in 2002. Net cash provided by operating activities increased 35% to $165.8 million in 2003 compared to $122.7 million in 2002. Discretionary cash flow, a non-GAAP financial measure, was $152.6 million in 2003, an increase of 20% from $127.2 million in 2002.

“Building upon the successes achieved in 2002, the year 2003 was another year of significant accomplishments for Nuevo,” commented Jim Payne, Chairman, President and CEO. “We achieved our top priorities for the year of monetizing non-core assets and significantly transforming the balance sheet while increasing oil and gas production and maintaining a disciplined capital program.”

2003 HIGHLIGHTS

•	Sold $132 million of non-core assets,

•	Reduced high cost debt outstanding by approximately $185 million, and

•	Achieved 4% production growth from continuing operations with a relatively flat E&P capital program.

FOURTH QUARTER 2003

Production and Prices

Total production from continuing operations was 49.5 thousand barrels of oil equivalent (MBOE) per day in the fourth quarter 2003, the highest quarterly level in two years, compared to 49.1 MBOE per day in the year ago period. Increased production in the fourth quarter 2003 versus the year ago period is attributable to increased production from the Pakenham Field in West Texas and the Point Pedernales Field offshore California (increased working interest), which more than offset normal field declines. Production from discontinued operations was 4.1 MBOE per day in the fourth quarter 2002 versus no production from discontinued operations in the fourth quarter 2003 due to asset sales. Crude oil production of 42.8 thousand barrels (MBbls) per day in the fourth quarter 2003 was relatively flat with 42.5 MBbls per day in the comparable period in 2002. The realized crude oil price increased 8% to $19.35 per barrel in the fourth quarter 2003 versus $17.90 per barrel in the year ago period. Included in the realized crude oil prices are hedging losses of $4.24 per barrel in the fourth quarter 2003 and $1.56 per barrel in the comparable period a year ago.

Nuevo’s fourth quarter 2003 natural gas production was 40.0 million cubic feet (MMcf) per day compared to 39.8 MMcf per day in the fourth quarter 2002. Nuevo’s realized natural gas price increased 55% to $3.73 per thousand cubic feet (Mcf) in the fourth quarter 2003 compared to $2.40 per Mcf in the year ago period. Included in the realized natural gas price is a hedging gain of $0.14 per Mcf in the fourth quarter 2003 compared to a hedging loss of $0.01 per Mcf in the fourth quarter 2002.

Costs and Expenses

Total costs and expenses in the fourth quarter 2003 were $65.3 million versus $58.8 million in the year ago period. Lease operating expense (LOE) was $38.8 million in the fourth quarter 2003 compared to $29.1 million in the year ago period due to an additional crude oil lifting in the Congo and incremental field expenses commensurate with a higher working interest in the Point Pedernales Field. In addition, the natural gas cost contributed $10.3 million to LOE in the fourth quarter 2003 versus $5.6 million in the comparable period in 2002. Natural gas is used to generate steam which in turn facilitates production of heavy oil onshore California. DD&A declined 10% to $18.4 million in the fourth quarter 2003 compared to $20.4 million in the year ago period primarily due to a lower DD&A rate. DD&A averaged $4.04 per barrel of oil equivalent (BOE) in the fourth quarter 2003 compared to $4.52 per BOE in the year ago period. General and administrative costs increased 47% to $8.8 million in the fourth quarter 2003 versus $6.0 million in the same period in 2002 due to higher employee expenses related to the attainment of bonus targets, and costs associated with the issuance of restricted stock in January 2003.

Interest expense declined 49% to $5.2 million in the fourth quarter 2003 compared to $10.2 million in the year ago period due to the redemption of $184.6 million of the 9 1/2% Notes in 2003.

YEAR 2003

Prices and Production

Total production from continuing operations increased 4% to 48.8 thousand barrels of oil equivalent (MBOE) per day in 2003 compared to 46.9 MBOE per day in the year ago period. Production from our discontinued operations was 1.3 MBOE per day in 2003 and 4.6 MBOE per day in 2002. Oil production increased 2% to 42.4 barrels per day compared to 41.6 barrels per day in 2002 primarily due to increased production from the Point Pedernales Field offshore California (increased working interest). Nuevo’s realized crude oil price increased 11% to $20.30 per barrel in 2003 from $18.21 per barrel in 2002. Included in the realized crude oil prices are hedging losses of $2.89 per barrel in 2003 and $0.62 per barrel in the comparable period a year ago.

Nuevo’s 2003 natural gas production increased 22% to 38.5 MMcf per day compared to 31.5 MMcf per day in 2002 due to a full year of production in 2003 from the Pakenham Field, which more than offset a production decline at the Pitas Point Field offshore California. The 2003 realized natural gas price of $3.99 per Mcf increased 47% from the realized natural gas price of $2.72 Mcf for the same period in 2002. Included in the realized natural gas price is a hedging loss of $0.15 per Mcf in 2003 compared to a hedging loss of $0.01 per Mcf in 2002.

Costs and Expenses

Total costs and expenses in 2003 were $256.6 million versus $223.1 million in the year ago period. LOE was $159.8 million in 2003 compared to $133.0 million in 2002 due to the inclusion of the Pakenham Field for the full year 2003, and incremental field expenses commensurate with a higher working interest in the Point Pedernales Field. In addition, the natural gas cost contributed $45.1 million to LOE in 2003 versus $28.6 million in 2002. Total LOE per BOE averaged $8.98 in 2003 versus $7.77 in 2002. Exploration costs declined 53% to $2.1 million in 2003 compared to $4.5 million in 2002 which included a $2.4 million non-cash write off of the Anaguid permit in Tunisia. DD&A decreased 3% to $70.8 million in 2003 compared to $73.1 million in 2002 due to increased production and a lower DD&A rate. DD&A averaged $3.98 per BOE in 2003 compared to $4.28 per BOE in the year ago period. General and administrative expenses increased 10% to $28.5 million in 2003 compared to $25.9 million in 2002 due to higher employee expenses related to the attainment of bonus targets, and costs associated with the issuance of restricted stock in January 2003. The gain on the disposition of properties was $5.8 million in 2003 and reflects the release of funds held in escrow for properties sold in 1999. This compares to a gain of $16.6 million in 2002 which reflects a settlement with ExxonMobil.

     Interest expense declined 21% to $29.8 million in 2003 versus $37.9 million in 2002 due to the redemption of $184.6 million of high cost debt in 2003. Interest expense excludes a loss on the early extinguishment of debt of $12.6 million in 2003.

Capital Expenditures

     Capital expenditures (excluding acquisitions) in the fourth quarter 2003 were $15.6 million compared to $39.0 million in the fourth quarter 2002. Capital expenditures (excluding acquisitions) in 2003 were $66.7 million compared to $80.2 million in 2002.

Balance Sheet

On December 31, 2003, Nuevo adopted Financial Interpretation No. 46R, Consolidation of Variable Interest Entities, and reclassified $115.0 million of $2.875 Term Convertible Securities, Series A (TECONS), from mezzanine financing to long-term debt. As a result, total debt was $355.0 million at December 31, 2003 versus $438.3 million at year-end 2002. Total debt at year-end 2002 excluded $115.0 million of TECONS.

At year-end 2003, Nuevo’s debt to capital ratio, as defined in our credit agreement, declined to 38% compared to 57% at year-end 2002. The fixed charge coverage ratio improved to 5.0 times for the four quarters ending December 31, 2003 versus 3.7 times at year-end 2002.

During 2003, Nuevo repaid $184.6 million of high coupon debt. In February 2004, Nuevo completed the final redemption of $75.0 million of the 9 1/2% Senior Subordinated Notes due 2008.

2003 Reserves

Nuevo’s reserves were 207.9 million barrels of oil equivalent (MMBOE) at December 31, 2003, relatively flat with reserves of 209.6 MMBOE at December 31, 2002, after deducting 39.9 MMBOE for the sales of reserves in 2003. In 2003, Nuevo had a 91% production replacement rate at a finding and development cost of $3.81 per BOE. Nuevo’s five-year average production replacement rate is 163% at a finding and development cost of $4.20 per BOE.

	MBbl	Mmcf	MBOE
Beginning Balance — December 31, 2002[1]	220,337	174,685	249,451
Revisions of Previous Estimates	3,319	21,044	6,826
Extensions and Discoveries	3,977	10,746	5,768
Production	(15,875)	(14,446)	(18,282)	*
Sales of Reserves in-place	(35,636)	(25,531)	(39,891)
Purchase of Reserves in-place	3,949	673	4,061

Ending Balance — December 31, 2003[2]	180,071	167,171	207,933

1	NYMEX prices: $31.20 Bbl. (WTI) and $4.79 Mmbtu (Henry Hub)

2	NYMEX prices: $32.55 Bbl. (WTI) and $5.97 Mmbtu (Henry Hub)

*	Includes production from discontinued operations. Production from continuing operations was 17.8 MMBOE in 2003.

The following table summarizes Nuevo’s net proved reserves at December 31, 2002 and 2003, respectively as prepared by Ryder Scott Company, L.P., our independent petroleum engineers.

Fourth Quarter Conference Call

Nuevo will host a conference call to review fourth quarter 2003 financial results today at 3:00 p.m. Eastern (2:00 p.m. Central). There will also be a simultaneous web cast of the conference call which can be accessed from Nuevo’s web site at http://www.nuevoenergy.com. A copy of this press release will also be posted on our web site.

Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the acquisition, exploitation, development, exploration and production of crude oil and natural gas. Nuevo’s domestic producing properties are located onshore and offshore California and in West Texas. Nuevo is the largest independent producer of crude oil and natural gas in California. The Company’s international producing property is located offshore the Republic of Congo in West Africa. To learn more about Nuevo, please refer to the Company’s internet site at http://www.nuevoenergy.com.

This press release includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform

Act of 1995. All statements other than statements of historical facts included in this press release, including without limitation, estimated quantities and net present value of reserves, estimated production volumes, business strategies, plans and objectives of management of the Company for future operations and covenant compliance and capital expenditures are forward-looking statements. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurances that such assumptions will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations (“Cautionary Statements”) and projections include volatility in oil and gas prices, operating risks, the risks associated with reserve replacement, competition from other companies and other factors set forth in the Company’s Annual Report on Form 10-K and other filings made with the SEC and incorporated herein. All subsequent written and oral forward-looking statements and projections attributable to the Company or to persons acting on its behalf are expressly qualified by the Cautionary Statements.

###

NUEVO ENERGY COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Production
Crude oil and liquids (MBbls)	3,937	3,906	15,464	15,184
Per Day	42.8	42.5	42.4	41.6
Natural Gas (MMcf)	3,682	3,664	14,061	11,516
Per Day	40.0	39.8	38.5	31.5
MBOE	4,551	4,516	17,807	17,103
Per Day	49.5	49.1	48.8	46.9
Prices
Crude oil and liquids ($/Bbl)
Unhedged	$23.59	$19.46	$23.19	$18.83
Hedged	19.35	17.90	20.30	18.21
Natural gas ($/Mcf)
Unhedged	$3.59	$2.41	$4.14	$2.73
Hedged	3.73	2.40	3.99	2.72
Revenues
Crude oil and liquids	$76,172	$69,899	$313,885	$276,494
Natural gas	13,738	8,786	56,090	31,337
Other	822	507	1,362	4,070

	90,732	79,192	371,337	311,901

Costs and Expenses
Lease operating expenses	38,764	29,073	159,832	132,954
Exploration costs	442	741	2,115	4,541
Depletion, depreciation, amortization and accretion	18,363	20,404	70,810	73,128
General and administrative	8,822	6,037	28,457	25,877
Loss on assets held for sale	—	1,253	—	1,253
Other	533	1,942	1,256	1,930
Loss (gain) on disposition of properties	(1,590)	(642)	(5,824)	(16,588)

	65,334	58,808	256,646	223,095

Income From Operations	25,398	20,384	114,691	88,806
Derivative gain (loss)	(4,473)	(442)	(5,842)	(4,746)
Interest income	23	39	342	266
Interest expense	(5,205)	(10,199)	(29,793)	(37,943)
Loss on early extinguishment of debt	(1,686)	—	(12,578)	—
Interest expense on long-term liability to unconsolidated affiliate	(1,654)	—	(6,613)	—
Dividends on TECONS	—	(1,654)	—	(6,613)

Income From Continuing Operations Before Income Tax	12,403	8,128	60,207	39,770
Income tax expense
Current	1,762	305	2,086	1,330
Deferred	2,219	3,561	21,032	15,361

	3,981	3,866	23,118	16,691

Income From Continuing Operations	8,422	4,262	37,089	23,079
Income from discontinued operations, including gain(loss) on disposition, net of income taxes	(70)	(16,170)	5,894	(10,804)
Cummulative effect of a change in accounting principle, net of income taxes	—	—	8,496	—

Net Income	$8,352	$(11,908)	$51,479	$12,275

Earnings Per Share
Basic
Income from continuing operations	$0.43	$0.22	$1.92	$1.31
Income from discontinued operations	—	(0.84)	0.30	(0.61)
Cummulative effect of change in accounting principle	—	—	0.44	—

Net income	$0.43	$(0.62)	$2.66	$0.70

Diluted
Income from continuing operations	$0.42	$0.22	$1.89	$1.30
Income from discontinued operations	—	(0.84)	0.30	(0.61)
Cummulative effect of change in accounting principle	—	—	0.43	—

Net income	$0.42	$(0.62)	$2.62	$0.69

Weighted Average Shares Outstanding
Basic	19,570	19,108	19,355	17,651

Diluted	20,058	19,236	19,627	17,790

NUEVO ENERGY COMPANY
SUMMARY BALANCE SHEET
(in thousands)

	December 31,	December 31,
	2003	2002
Condensed Balance Sheet
Assets
Current assets(1)	$68,141	$64,863
Assets held for sale	38,290	92,738
Property, plant and equipment, net	696,241	613,713
Deferred tax assets, net	17,404	43,258
Goodwill	17,121	19,664
Other assets	7,779	20,935

	$844,976	$855,171

Liabilities and Stockholders’ Equity
Current liabilities(2)	138,948	100,744
Long-Term debt
Senior Subordinated Notes	225,000	409,577
Bank Credit Facility	15,000	28,700
Long-term liability to unconsolidated affiliate(3)	115,000	—

Total debt	$355,000	$438,277
Interest rate swap adjustment	14,211	13,834

Long-term debt	369,211	452,111

Asset retirement obligation	102,921	—
Other long-term liabilities	12,067	13,040
TECONS	—	115,000
Stockholders’ equity (4)	221,829	174,276

	$844,976	$855,171

Common Stock Outstanding at Period End	19,682	19,110

(1)	Current assets excluding SFAS 133 were $56.2 million at December 31, 2003 and $57.2 million at December 31, 2002.

(2)	Current liabilities excluding SFAS 133 were $103.9 million at December 31, 2003 and $79.9 million at December 31, 2002.

(3)	TECONS were reclassified from mezzanine financing to long-term debt at December 31, 2003, due to the adoption of Financial Interpretation No. 46R.

(4)	Includes ($24.6) million and ($11.5) million of other comprehensive (loss) income in 2003 and 2002, respectively.

NUEVO ENERGY COMPANY
Reconciliation of Non-GAAP Financial Measures
(In thousands)

Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities and exploration expense, less interest capitalized. (This definition may differ from definitions used by other companies.) Discretionary cash flow is presented because the Company believes it is a useful alternative to net cash provided by operating activities under generally accepted accounting principles (GAAP). The Company believes that discretionary cash flow is widely accepted as a financial indicator of an exploration and production (E&P) company’s ability to generate cash which is used to internally fund exploration and development activities, service debt, pay dividends or fund acquisitions. This measure is widely used by investors and security analysts in the valuation, comparison, and investment recommendations of companies within the E&P sector. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flow from operating, investing, or financing activities, as an indicator of cash flow, as a measure of liquidity, or as an alternative to net income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Discretionary Cash Flow	$33,681	$36,949	$152,600	$127,196
Adjustments:
Working capital changes, net of non-cash	2,062	18,072	13,413	(4,408)
Exploration costs excluding dry hole costs	(442)	(399)	(1,844)	(2,003)
Interest capitalized	209	598	1,612	1,943

Net cash provided by operating activities	$35,510	$55,220	$165,781	$122,728

Lease operating expenses excluding steam costs is a non-GAAP financial measure. Nuevo’s heavy oil production in California is produced using thermal techniques in which natural gas is used to generate steam which facilitates the production of heavy oil. Over time, natural gas prices exhibit a high degree of price volatility. Due to natural gas price volatility and specialized thermal techniques used to produce heavy California oil, the Company believes that lease operating expenses excluding steam costs are more comparable to lease operating expenses incurred by the majority of exploration and production companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Lease Operating Expenses Excluding Steam Costs	$28,438	$23,496	$114,769	$104,393
Adjustment:
Steam costs	10,326	5,577	45,063	28,561

Lease Operating Expenses	$38,764	$29,073	$159,832	$132,954

Total debt represents bank debt and long-term fixed rate debt. Total debt is presented because the Company believes it is a useful alternative to long-term debt under GAAP. The Company believes that total debt is a more accurate representation of Nuevo’s debt obligations than long-term debt which includes SFAS No. 133 adjustments associated with the Company’s interest rate swaps. Total debt is widely used by investors and security analysts in the valuation, comparison, and investment recommendations of companies within the E&P sector.

	12/31/03	12/31/02
Total Debt	$355,000	$438,277
Adjustments:
Interest rate swaps — fair value adjustment	(153)	2,161
Interest rate swaps — termination gain	14,364	11,673

Long-Term Debt	$369,211	$452,111